Exhibit 10.1

March 11, 2026

Via Electronic Delivery

Matthew Preston

[ADDRESS]

Re: SEPARATION AGREEMENT

Dear Matthew:

This Separation Agreement (“Agreement”) is being offered to Matthew Preston (“you,” “your” or “Employee”) in conjunction with the termination of your employment with Intrepid Potash Inc. (the “Company”) as of March 11, 2026 (the “Separation Date”). The execution, non-execution, and/or revocation of this Agreement shall not affect the finality of the separation of your employment with the Company on the Separation Date.

This Agreement shall become effective on the later of (a) the eighth (8th) day after the Company receives this Agreement signed by you or (b) fourteen (14) days after you receive a copy of this Agreement and related Notice of Restrictive Covenants form (the “Effective Date”), provided that: (c) you do not revoke it within the Revocation Period, pursuant to Section 23(d) below; and (d) it is signed and delivered to the Company on or before close of business on April 27, 2026. If the Company does not receive the executed Agreement and executed Notice of Restrictive Covenants by close of business on the 45th day after your receipt of the Agreement, and/or if it is revoked by you during the Revocation Period, the Agreement will become null and void.

1.             By signing this Agreement, you acknowledge that the Company has paid all wages, compensation, benefits, and any other amounts owed to, or earned by, you (including any accrued and unused vacation) through the Separation Date. You acknowledge and agree that in consideration of the Repurchase and Bonus Component of the Transition Payment (both as defined below) provided pursuant to the terms of this Agreement, (i) as of the Effective Date, you hereby forfeit for no additional consideration one hundred percent (100%) of the equity awards granted to you by the Company that are unvested as of the Separation Date, (ii) the Repurchase and Bonus Component of the Transition Payment supersedes and replaces any payments or benefits, including, without limitation, accelerated vesting, provided pursuant to that certain performance restricted stock unit grant notice and award agreement, dated March 17, 2025, between you and the Company (the “PSU Award Agreement”), and you shall have no other rights or entitlements with respect to the PSUs (as defined in the Award Agreement) granted pursuant to the Award Agreement following the Effective Date, and (iii) any obligation of the Company to pay you a discretionary annual bonus for 2026 (which, if earned, would be payable in 2027) is fully satisfied. You acknowledge that the Repurchase and Bonus Component of the Transition Payment fully compensates you for the value of the unvested equity and other payments and benefits to which you would be eligible under the PSU Award Agreement and any discretionary annual bonus that you could be eligible to receive for 2026 as set forth in Section 1(i), (ii), and (iii) above. You further acknowledge and represent that you have not been denied any leave, benefits, or rights to which you may have been entitled under the Family Medical Leave Act (“FMLA”) or any other federal or state law, and that you have not suffered any injuries at work for which you might still be entitled to compensation or relief. The Company makes no representation and/or guarantee concerning Employee’s eligibility for unemployment compensation.

2.             Subject to (i) your execution and non-revocation of this Agreement pursuant to the terms herein, (ii) your reasonably satisfactory provision of the Transition Services (as defined below), and (iii) your continued compliance with Sections 12, 15, 16, 17, 18, 19 and 20 ((i) through (iii), collectively, the “Transition Benefits Conditions”), you will be entitled to the following:

1.	The Company will pay you the total gross lump-sum cash amount of $1,363,458 (the “Transition Payment”), which consists of two components: (i) a severance payment in the amount of $1,264,938, which includes all consideration for the repurchase of shares (the “Severance Payment Component”) and (ii) a payment in the amount of $70,700 representing the potential 2026 discretionary annual bonus as set forth in Section 1(i), (ii), and (iii) (the “Repurchase and Bonus Component”). These payments will be made within fifteen (15) business days of the Effective Date by direct deposit using the account information on file with the Company. These payments will be reported to the IRS using Form W-2 and all applicable taxes and deductions will be withheld;

2.	The Company will provide you with up to twelve (12) months of health insurance coverage under COBRA after your employment terminates. To be eligible, you must timely elect COBRA coverage. The Company will pay the premiums directly to the health plan; and

3.	Outplacement services from the Company, the details of which will, if appropriate, be provided after the Effective Date in a separate correspondence ((i) through (iii), collectively, the “Transition Benefits”).

You acknowledge and agree that the Transition Benefits constitute payments and benefits that you would not otherwise be entitled to receive, now or in the future, without entering into this Agreement and constitute valuable consideration for the promises and undertakings set forth in this Agreement. You further agree that in the event that after the Effective Date, you claim that the Company or any other party released under this Agreement has not fully paid you all wages owed, the Repurchase and Bonus Component of the Transition Payment shall be deemed disputed wages (including, without limitation, unpaid bonus, commissions, salary, hourly pay, overtime, and any other kind of wages as defined by applicable law) paid to you and the amount of the Repurchase and Bonus Component payment may be offset against any amount of unpaid wages claimed by you. Apart from the Transition Benefits, each party will bear its or his own costs and attorneys’ fees incurred in reviewing and entering into this Agreement.

3.             Transition Services; Clawback.

1.	Transition Services. During the period commencing on the Separation Date and ending on December 31, 2026 (the “Transition Period”), you agree to reasonably cooperate with the Company to ensure a smooth transition and provide reasonable support with respect to the transition of your duties and responsibilities if reasonably requested by the Company (the “Transition Services”). You acknowledge and agree that (i) during the Transition Period, you will not be, or represent that you are, an employee or service provider of the Company or any of its subsidiaries or affiliates, and (ii) you will not be entitled to any additional compensation or benefits in connection with the Transition Services other than the Transition Benefits.

2.	Clawback. In the event you materially breach any of the Transition Benefits Conditions, Transition Benefits not yet distributed shall immediately cease.

4.             In exchange for the Transition Benefits, as good and valuable consideration, you agree (both for yourself and for anyone who could act for you) that you fully and forever release and discharge the Company, its past, present and future parents, subsidiaries and affiliates, and each of their past, present and future officers, directors, employees, administrators, shareholders, independent contractors, attorneys and insurers, and any and all other persons or entities that could or might act on behalf of any of them (together, “Intrepid”), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees (together, “Claims”), which you may now have, or claim at any future time to have, that are based upon any acts or omissions to the date of this Agreement (the “Execution Date”), whether or not you presently know of such acts or omissions, and agree not to sue, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation, or cause of action relating to any matters of any kind arising from or related to any Claims released pursuant to this Agreement other than those which cannot, as a matter of law, be waived.

5.             This general release covers, but is not limited to, any and all disputes you have or might have with Intrepid arising from or relating in any way to your employment with the Company and/or the termination of your employment, including specifically, but not by way of limitation, claims under the following statutes (in each case as the statute(s) may have been amended) or common laws: the Equal Pay Act; the Fair Labor Standards Act; the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Post-Civil War Reconstruction Acts (42 U.S.C. §§ 1981-1988); the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Workers’ Benefits Protection Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Pregnancy Discrimination Act; the Pregnant Workers Fairness Act; the Immigration Reform and Control Act; the Families First Coronavirus Relief Act, or any similar state or local laws; the Worker Adjustment and Retraining Notification Act; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the Colorado Wage Act; the Colorado Wage Orders; and any other Colorado wage payment laws, to the fullest extent permitted by law; the Colorado Anti-Discrimination Act; the Colorado Job Protection and Civil Rights Enforcement Act; Colorado’s Equal Pay for Equal Work Act and Transparency in pay and Opportunities Act; Colorado’s WARNING Act, and interpreting Rules; Colorado’s Chance to Compete Act; Colorado’s Employment Opportunity Act; Colorado’s Social Media and the Workplace Law; Colorado’s Pregnancy Discrimination and Workplace Accommodations for Nursing Mothers Acts; Colorado’s Healthy Families and Workplaces Act; Colorado’s Protected Health/Safety Expression and Whistleblowing law; the Colorado Employment Security Act; the Colorado Labor Peace Act; the Colorado Family and Medical Leave Insurance laws, the Colorado Genetic Information Non-Disclosure Act; any other federal, state, or local statute; any claim for unpaid compensation or benefits; any claim of retaliation or whistleblower discrimination; any claim of wrongful discharge against public policy; any claim of defamation, or for pain and suffering, intentional infliction of emotional distress or similar claims; any claim in tort or contract, or for promissory estoppel or violation of a covenant of good faith and fair dealing; any and all claims for attorneys’ fees, costs, and/or penalties; and any other claim arising out of common law or federal, state, or local law other than a claim for vested benefits, unemployment compensation, worker’s compensation.

6.             Nothing in this Agreement waives or releases any rights or claims that, by law, cannot be waived or released. Similarly, no provision of this Agreement waives or is intended to waive any claim that might arise after the Effective Date of this Agreement. For example, nothing in this Agreement shall be construed to prohibit you from volunteering information or documents, filing a charge with, or otherwise participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively “Government Agencies” and each a “Government Agency”) charged with enforcement of any law. Further, nothing in this Agreement affects claims under statutes that prohibit an employee from waiving or releasing such claims, including but not limited to claims for unemployment benefits, workers’ compensation benefits, vested benefits under an ERISA plan, or statutory claims which, in accordance with the statutes creating such claims, may not be waived or released. Notwithstanding the foregoing, you agree that by executing this Agreement you affirm that the Transition Benefits are the only legal remedy you may receive as compensatory damages or for lost back or front wages and waive any right to recover personally monetary damages or any other relief as a result of any charge, complaint, or lawsuit filed by you or by anyone, including but not limited to a Government Agency, on your behalf to the fullest extent permitted under the law. This Agreement does not limit your right to receive any award unrelated to any claim for damages for information provided to any Government Agency.

7.             You expressly warrant and represent that you have authority to enter into this Agreement, and that you have not sold, assigned, granted or transferred to anyone else any of the Claims you are releasing pursuant to Sections 4 and 5, above.

8.             You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against Intrepid in any state or federal court, any arbitral forum, or any state, federal, or local administrative or governmental agency. You also promise to opt out of any class or representative action and to take such other steps as you have the power to take to disassociate yourself from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other released party regarding any of the released Claims.

9.            You agree, covenant, and represent that you shall not voluntarily aid, assist, cooperate with or encourage any person or company in connection with the pursuit of any claim or dispute against Intrepid, unless compelled by deposition or other proper legal process. You further agree not to voluntarily involve yourself or participate in any action in which Intrepid is a party without first obtaining the Company’s advance written consent except as specifically permitted under this Agreement and/or applicable law. This Section is intended to preclude voluntary aid or involvement of you, as described above, and nothing in this Section is intended to interfere with any protected right to file charges, testify, assist or participate in any manner in a Government Agency investigation, hearing or proceeding, and nothing in this Section is intended to influence the substance of such aid or involvement which is properly compelled by legal process.

10.          Your group health insurance, if any, will cease on the last day of the month of the Separation Date. At that time, you will be eligible to continue your group health insurance benefits as set forth in Section 2 of this Agreement, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect for continued coverage under COBRA in a separate communication.

11.           Within five (5) business days of your Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses, if any, that you incurred during your employment with the Company for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its standard expense reimbursement policies.

12.           Except as provided below, you and the Company each agree not to make to any person any statement that disparages or reflects negatively on the other party, provided that only official statements or press releases issued by the Company or statements by individuals expressly authorized to speak on behalf of the Company regarding you shall be considered statements of the Company for the purposes of this paragraph. The Company shall notify its management and HR employees of the requirements of this paragraph. The disclosure of the underlying facts of any alleged discriminatory or unfair employment practice to a Permissible Individual (as defined below) or in response to legal process or as otherwise required by law does not constitute disparagement. Without effect to the validity of any other provision in this Agreement, in the event that the Company disparages you to a third party, the Company may not seek legal enforcement of any term of this Section 12 of this Agreement or seek to recover damages from you for any purported violation thereof. This Agreement, including this Paragraph 12, does not, in any way, restrict the Company’s ability to respond with truthful information about you in response to inquiries from any state unemployment insurance agency, in legally required public filings, in any legal or administrative proceeding, or to comply with any other obligations under federal, state, or local law.

13.           This Agreement constitutes a compromise and settlement of any and all potential disputed Claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any actual or potential Claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party. The Company denies that it has taken any improper action against you in violation of any federal, state, or local law or common law principle. This Agreement shall not be admissible in any proceeding as evidence of any improper conduct or motive by the Company.

14.           Nothing in this Agreement is intended or shall be construed to (i) prohibit disclosures necessary to pursue legal enforcement of any provision of this Agreement; (ii) infringe on any employee’s right to engage in protected concerted activity covered by Section 7 of the NLRA; (iii) restrain any employee from disclosing the underlying fact of any alleged discriminatory or unfair employment practice or the existence and terms of this Agreement to such employee’s respective immediate family, medical or mental health providers, mental or behavioral health therapeutic support members, religious advisors, attorney or tax advisor(s), insurer, or reinsurer or any local state or federal government agency (each of the foregoing, a “Permissible Individual”) or in response to legal process, such as a subpoena to testify at a deposition or in a court without first notifying the Company; or (iv) prohibit disclosure of the underlying facts of any alleged discriminatory or unfair employment practice for all other purposes required by law.

15.          You hereby promise and agree not to knowingly use or disclose, or divulge to any person or entity in any manner, any confidential or proprietary information originating with or belonging to the Company, or with respect to any of the officers, directors, members, or partners of the Company or any of its parent, subsidiaries, or portfolio companies (“Confidential Information”). Confidential Information includes but is not limited to inventions, research and development, engineering, products, designs, manufacturing, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, personnel information, financial information, consultants and consultant lists, business records, manuals, business strategies, and business plans that are treated and maintained as confidential by the Company. Confidential Information, as used in this Agreement, does not include (1) information that arises from your general training, knowledge, skill, or experience (whether gained on the job or otherwise); (2) information that is readily ascertainable to the public; or (3) information that you otherwise have a right to disclose as legally protected conduct.

16.           Upon reasonable request, you shall make yourself available to the Company to furnish full and truthful information concerning any event that took place during your employment. Upon reasonable request, as deemed necessary by the Company, you shall make yourself available to furnish full and truthful consultations concerning any potential or actual litigation. You shall furnish the information as soon as is practical after a request from the Company is received. The Company shall reimburse you for the reasonable cost of all your travel, lodging, meals, and any loss of compensation suffered by you from your current employer as a result of time spent furnishing information under this clause upon presentation of appropriate documentation.

17.          You agree that you will promptly deliver to the Company all Company property and documents, as well as all other material and documentation relating to Released Parties, including without limitation all memoranda, notes, records, reports, manuals, equipment, computer files, employee lists, software, programs, keys, and any other documents and things, whether or not of a confidential nature, belonging to the Company, including all copies of such materials which you possess or over which you may exercise control. You agree that you will not retain any copies, duplicates, or excerpts of information obtained during, or as a result of, your employment with the Company, including but not limited to materials containing Confidential Information. To the extent necessary to access the Company’s property, you agree to provide the Company with any and all usernames, passwords or passcodes for any accounts or devices used to secure or store such information or other Company property. In addition, you acknowledge and agree that you will abide by the terms of all agreements that you signed with the Company regarding the protection of confidential and/or private information.

18.          Non-Solicitation; Non-Competition. You acknowledge that the continued success of the Company depends on the protection of its Confidential Information, including its trade secrets, as well as on the continuity of its professional relationships. Therefore, you agree as follows:

1.	Non-Solicitation. For a period of one (1) year following the Effective Date of this Agreement, you agree to not, acting alone or with others, directly or indirectly, encourage or induce any Continuing Employee of the Company or its subsidiaries (collectively, the “Company Group”) to terminate or alter such relationship with the Company Group. As used in this provision, “Continuing Employee” means any person who is an employee or a consultant of the Company Group as of the Effective Date. By way of example but not by way of limitation, by entering into this Agreement, you agree not to suggest the name of any Continuing Employee as a possible employee to any entity other than the Company. You agree not to solicit an employment application or resume from any Continuing Employee on behalf of any employer other than the Company. You agree not to participate in interviews or discussions on behalf of any employer other than the Company concerning hiring or any attempt to hire any Continuing Employee. You agree not to hire or attempt to hire any Continuing Employee on behalf of any employer other than the Company.

2.	Non-Competition. For a period of six (6) months following the Effective Date of this Agreement, you agree to not work, directly or indirectly, for (i) anyone engaged in the sale, promotion, manufacture, or distribution of any potash, sulfate of potash magnesia, salt, or magnesium chloride or (ii) any customer or prospective customer of the Company that you have corresponded with on behalf of the Company at any time during the twelve (12) month period before your separation, in either case in the following area: New Mexico or Utah.

3.	You acknowledge and agree that the restrictions set forth above are intended to protect the Company’s Confidential Information, including its trade secrets and that given the nature of the business in which the Company is engaged, these restrictions, including their geographic scope and duration, are reasonable and necessary to protect the legitimate interests of the Company. You also agree that if any of the covenants in this Section 18 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against you to the greatest extent possible.

19.           You shall not list any current Company employee as a reference, except that you may list as a reference any past or present employee of the Company, solely in such person’s individual capacity and not in any representative capacity involving Intrepid. You agree that any claim that you may have, in any way involving or arising from your use of a past or present Company employee as a personal reference, shall not be made against Intrepid under any circumstances, and you expressly assume all risks associated with listing any such personal reference. If potential employers request verification of your employment with the Company, you should direct them to contact the Work Number at www.theworknumber.com and provide the code 117568.

20.           As a material inducement to Company to enter into this Agreement and in exchange for the Transition Benefits, you agree never to seek, apply for, or accept direct or indirect employment or consulting or contracting work with the Company at any time after the execution of this Agreement. If you breach this provision, the Company will reject the application without any resulting liability. You agree that the Company also can reject your future requests or applications for employment. In the event you are employed or engaged as a consultant, independent contractor, or otherwise, in contravention of the terms of this Section, you shall immediately quit upon notice and, in the event you fail to do so, you may be summarily discharged without any resulting liability for the Company. You acknowledge that the employment restriction in this Section will not materially impair your ability to pursue future employment.

21.           You specifically agree that the non-disparagement, confidentiality, cooperation, non-solicitation and non-competition clauses found in this Agreement are material and essential parts of this Agreement and if you breach these terms, or any other obligations under this Agreement, the Company will have a claim against you for damages, including but not limited to the amounts paid to you under this Agreement. It is expressly agreed that any material breach by you of this Agreement would cause irreparable harm and significant injury to the Company that would be difficult to ascertain and would not be compensable by damages alone. Therefore, you agree that the Company has the right to enforce this Agreement and any of its provisions by seeking equitable relief, including a temporary restraining order and a preliminary injunction, in any court of law with appropriate jurisdiction, without prejudice to any other rights and remedies that the Company may have for breach of this Agreement. Any references throughout this Agreement to specified obligations being material or essential obligations of a party will not be limiting and will not be deemed or construed to mean that only those obligations specifically designated as material obligations are, in fact, the only material obligations.

22.           The Company has not provided you with tax advice, and you have not relied upon the Company for tax advice in connection with this Agreement and the tax treatment of the Transition Payment. You are solely responsible for any tax liability associated with the Transition Payment and the Company has no duty to defend you against any assessment or claim for taxes or penalties imposed by any taxing authority to the fullest extent permitted under the law. You agree to indemnify the Company against, and hold the Company harmless from, any and all claims, including penalties, asserted against, imposed upon, or paid, incurred, or suffered by the Company or its insurers, or any of them, as a result of, arising from, in connection with, or incident to assertion by any taxing authority of tax liability for the payments made hereunder. You and the Company agree that your indemnification obligation under this Section will not exceed the value of compensation the Company paid to you in Section 2 hereto.

23.           You expressly acknowledge and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), which have arisen on or before the date that you sign this Agreement. You further acknowledge and agree that:

1.	In return for this Agreement, you will receive compensation beyond that which you were already entitled to receive before entering into this Agreement;

2.	You are hereby advised in writing to consult with an attorney before signing this Agreement;

3.	You were provided this Agreement on March 11, 2026. You have forty-five (45) days within which to consider the Agreement, the forty-five (45)-day period to consider this Agreement will not re-start or be extended if any changes (whether material or immaterial) are made to this Agreement after the date it is first provided to you, and if you sign this Agreement before the end of such forty-five (45)-day period, you acknowledge and agree that you will have done so voluntarily and with full knowledge that you are waiving your right to have forty-five (45) days to consider this Agreement;

4.	You have seven (7) days following the date that you sign this Agreement in which to revoke the Agreement (“Revocation Period”), and this Agreement will become null and void if you elect revocation during that time. Any revocation must be in writing and must be received by the Company via email at robert.barclay@intrepidpotash.com during the seven (7)-day revocation period. In the event that you exercise your right of revocation, neither the Company nor you will have any obligations under this Agreement; and

5.	Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

24.          This Agreement constitutes the entire agreement between you and the Company and supersedes any of your prior negotiations, understandings and agreements as to the topics addressed herein. The Parties agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the Parties further agree, covenant, and represent that each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections 4 and 5 above. This Agreement cannot be modified except in a writing signed by or on behalf of both you and the Company, or as follows: If any part of this Agreement other than the release provisions of Section 4 and 5 above is held to be invalid or otherwise unenforceable, then that part shall be deemed automatically amended by the Parties to the minimum extent necessary to render it valid and enforceable. If the provision, even as amended, would nevertheless be void as a matter of law, it shall be deemed stricken from the Agreement. In either event, the provisions of this Agreement shall be independent of and separate from each other, and no part shall be rendered invalid, void or unenforceable because any other parts are invalid, void or unenforceable except that in the event a court of competent jurisdiction finds the release provisions of Sections 4 and 5 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and Employee shall repay any and all payments made by the Company with respect to the Transition Benefits pursuant to this Agreement within a reasonable period of time, not to exceed thirty (30) days.

25.          Except as otherwise and specifically stated in this Agreement, all rights and remedies of the Company and you will be cumulative, and none will exclude any other right or remedy at law and/or equity and said rights or remedies may be exercised and enforced concurrently. The failure or delay of either party to object to, or to take affirmative action with respect to, any conduct of the other party which is in violation of any of the terms or provisions of this Agreement, or to exercise rights or powers under this Agreement, will not be construed, taken or held to be a waiver of any default or acquiescence therein, or to impair the right or power or to waive any other default or any future breach of any such terms or provisions or of any other wrongful conduct. No express waiver by the Company or you of any covenant or condition of this Agreement will constitute a waiver by the waiving party of any subsequent breach of such covenant or condition or authorize the breach or non-observance on any other occasion of the same or any other covenant or condition of this Agreement.

26.          This Agreement shall be governed by the laws of the State of Colorado, except to the extent those laws are preempted by applicable federal law. Any controversy or claim arising out of or relating to this Agreement shall be resolved in the Colorado state or federal courts sitting in the county or division encompassing Denver, regardless of whether any of the Parties is now or later becomes a resident of a different jurisdiction. In any lawsuit or other proceeding to enforce, interpret or seek damages for violation of this Agreement, the prevailing party(ies) shall recover all attorneys’ fees, expenses and costs incurred in the proceeding. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

27.          This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement. Employee further represents that Company and other released parties have made no representations, promises, agreements, stipulations, or statements related to the terms of this Agreement, other than the terms contained herein. The parties have had the opportunity to negotiate these terms, and any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party. You represent that you voluntarily sign this Agreement as your own free act, and that you are not acting under any coercion or duress.

28.           This Agreement shall be binding upon each of the Parties and upon his or its respective heirs, administrators, representatives, executors, and successors, and shall inure to the benefit of each Party and to his or its heirs, administrators, representatives, executors, and successors. You represent and warrant that (a) you have the capacity to act on your own behalf, and on behalf of all who might claim through you, to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released herein.

29.            This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either Party may execute this Agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).

If you are willing to accept the terms described in this Agreement, please sign below and return it to the Company by the deadline outlined above. Both you and the Company agree, upon reasonable request, to sign, acknowledge and deliver any additional documents that may be reasonably necessary to carry out the purposes of this Agreement.

Sincerely,

/s/ Robert Barclay

Robert Barclay
VP, Human Resources

Attachments

THIS IS A LEGAL WAIVER AND RELEASE. BY SIGNING, YOU ARE ACKNOWLEDGING THAT YOU HAVE READ, UNDERSTAND, AND AGREE TO THE TERMS STATED ABOVE AND THAT YOU HAVE BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT. BEFORE SIGNING YOU SHOULD READ CAREFULLY AND CONSULT WITH AN ATTORNEY.

AGREED AND ACCEPTED BY:	EMPLOYEE

Date: March 16, 2026	/s/ Matthew Preston
Matthew Preston

AGREED AND ACCEPTED BY:	Intrepid Potash, Inc.

Date: March 16, 2026	/s/ Robert Barclay
Robert Barclay, VP, Human Resources

ADDENDUM A TO THE SEPARATION AGREEMENT

Intrepid Potash, Inc. (the “Company”) and Matthew Preston (“Employee”) attest that the attached Confidential Separation Agreement complies with Colorado Revised Statute § 24-34-407(1).

Intrepid Potash, Inc.
/s/ Matthew Preston
Matthew Preston		By:	/s/ Robert Barclay
		Its:	VP, Human Resources
Dated:	March 16, 2026	Dated:	March 16, 2026